Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Experts" in Post Effective Amendment No. 1 to the Registration Statement (Form F-1 No. 333-170755) and the related Prospectus of Globus Maritime Limited for the registration of 6,117,389 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2011 with respect to the consolidated  financial  statements of Globus Maritime Limited included in its Annual Report (Form 20-F) for the year ended December  31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
March 28, 2011